:----------:                                       :---------------------------:
:  FORM 3  :                                       :     OMB APPROVAL          :
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                                                   :OMB NUMBER:       3235-0104:
                                                   :EXPIRES: September 30, 1998:
                                                   :ESTIMATED AVERAGE BURDEN   :
                                                   :HOURS PER RESPONSE.... 0.5 :
                                                   :---------------------------:

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1. Name and Address of Reporting Person*

    Rieschel                  Gary
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   (Last)                     (First)                       (Middle)

    c/o SOFTBANK Technology
    333 West San Carlos Street, Suite 1225
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                                    (Street)

   San Jose                   CA                            95110
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   (City)                     (State)                       (Zip)
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2. Date of Event Requiring Statement (Month/Day/Year)

   6/23/98
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

   FIRST VIRTUAL HOLDINGS INCORPORATED (FVHI)
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5. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   __X__ Director                       ____ 10% Owner
   _____ Officer (give title below)     ____ Other (specify below)


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6. If Amendment, Date of Original (Month/Day/Year)


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7. Individual or Joint/Group Filing (Check Applicable Line)

   __X__ Form filed by One Reporting Person

   _____ Form filed by More than One Reporting Person
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


TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED


1. Title of Security    2. Amount of Securities        3. Ownership            4.  Nature of Indirect Beneficial Ownership
   (Instr. 4)              Beneficially Owned             Form: Direct             (Instr. 5)
                           (Instr. 4)                     (D) or Indirect
                                                          (I) (Instr. 5)
-------------------     -----------------------        ------------------      -------------------------------------------

Common Stock                       0
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                   SEC 1473 (7-96)

              TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


1.   Title of Derivative Security (Instr. 4)

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2.   Date Exercisable and Expiration Date (Month/Day/Year)
          Date Exercisable              Expiration Date

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3.   Title and Amount of Securities Underlying Derivative Security (Instr. 4)
               Title                           Amount or Number of Shares

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4.   Conversion or Exercise Price of Derivative Security

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5.  Ownership Form of Derivative Security: Direct (D) or Indirect (I)
     (Instr. 5)

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6.  Nature of Indirect Beneficial Ownership (Instr. 5)

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Explanation of Responses:


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


                      By: /s/ Gary Rieschel                          7/2/98
                          -------------------------              -------------
                      **Signature of Reporting Person                 Date

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, SEE Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                          Page 2

                                                                 SEC 1473 (7-96)